Northrop Grumman Corporation 1840 Century Park East Los Angeles, CA 90067-2199

Contacts: Frank Moore (media) (310) 201-3335

Gaston Kent (investors) (310) 201-3423

For Immediate Release

Northrop Grumman Reports

Fourth Quarter 2003 Results

Q4 EPS from Continuing Operations $1.11

2003 EPS from Continuing Operations $4.32

Q4 Sales Increase 47 Percent to $7.1 Billion

2003 Sales Increase 52 Percent to $26.2 Billion

Q4 Cash Provided by Operations $773 Million

Total Backlog $58 Billion

2004 EPS from Continuing Operations Guidance $5.60 to $5.90 on Sales of Approximately $28 Billion

LOS ANGELES — Feb 4, 2004 — Northrop Grumman Corportaion (NYSE: NOC) reported income from continuing operations of $203 million, or $1.11 per diluted share for the 2003 fourth quarter, compared with $226 million, or $1.73 per diluted share, for the same period of 2002. Fourth quarter 2003 earnings per share from continuing operations are based on weighted average diluted shares outstanding of 183.6 million versus 126.5 million for the fourth quarter of 2002. Sales for the 2003 fourth quarter increased to $7.1 billion from $4.8 billion for the same period of 2002.

Northrop Grumman Reports

Fourth Quarter 2003 Results

Total operating margin for the 2003 fourth quarter was $388 million compared with $411 million in the same period a year ago. Fourth quarter 2003 total operating margin includes pension expense determined in accordance with generally accepted accounting principles of $145 million versus pension income of $22 million in the fourth quarter of 2002. Pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS) increased total operating margin by $64 million in the fourth quarter of 2003 and $26 million for the comparable 2002 period. Fourth quarter 2003 total operating margin includes a $40 million pre-tax charge in the Electronic Systems segment for projected cost growth in the F-16 Block 60 fixed-price development program. The fourth quarter 2003 total operating margin also includes $72 million of unallocated corporate expenses compared with $22 million for the 2002 fourth quarter, reflecting increased legal costs and higher estimates of unrecoverable costs.

“Northrop Grumman’s results represent another quarter of solid financial performance,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Our new Mission Systems and Space Technology businesses performed splendidly in their first year as part of Northrop Grumman, and our legacy businesses — Electronic Systems, Ships, Information Technology and Integrated Systems — achieved double-digit sales growth in 2003.

“We had several important program wins, including the Kinetic Energy Interceptor program that establishes Northrop Grumman as a prime contractor in national missile defense. We begin 2004 with a much stronger balance sheet, a solid outlook in sales and cash generation, and a $58 billion backlog of production and development programs. Going forward, we have the people, programs, and financial flexibility to increase shareholder value as we drive operational and financial performance.”

Net income for the 2003 fourth quarter was $224 million, or $1.22 per share, compared with $224 million, or $1.72 per share for the same period of 2002. Fourth quarter 2003 net income includes a $22 million gain on the sale of discontinued operations.

Contract acquisitions were $10.4 billion in the fourth quarter of 2003 compared with $9.4 billion for the same period of 2002. Fourth quarter 2002 contract acquisitions

Northrop Grumman Reports

Fourth Quarter 2003 Results

included approximately $4 billion of backlog acquired upon completion of the TRW acquisition. Total funded order backlog was $26.9 billion at December 31, 2003, compared with $26.1 billion at December 31, 2002. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $58.2 billion at December 31, 2003.

2003 Results

Sales for 2003 increased 52 percent to $26.2 billion from $17.2 billion in 2002, due to double-digit sales growth in Electronic Systems, Ships, Information Technology and Integrated Systems combined with the contributions of the Space Technology and Mission Systems segments acquired in December 2002. Total operating margin for 2003 was $1.5 billion compared with $1.4 billion in the same period a year ago. Total operating margin in 2003 includes pension expense of $568 million compared with pension income of $90 million in 2002. CAS pension expense increased to $265 million in 2003 from $100 million for 2002.

For the year ended December 31, 2003, income from continuing operations before the cumulative effect of an accounting change totaled $808 million, or $4.32 per share, compared with $697 million, or $5.72 per share, for 2002. Net income for 2003 was $866 million, or $4.64 per share, compared with $64 million, or $.34 per share, for 2002. Last year’s results included a $432 million charge for the cumulative effect of an accounting change on January 1, 2002, to recognize the impairment of goodwill in the company’s Component Technologies reporting units. Loss from discontinued operations included an additional goodwill impairment loss of $186 million recognized in the third quarter of 2002. Earnings per share are based on weighted average diluted shares outstanding of 184.2 million for 2003 and 117.4 million for 2002.

In accordance with SFAS No. 87 — Employers’ Accounting for Pensions, the balance sheet was adjusted at December 31, 2003 to reverse a significant portion of the additional minimum pension liability. This nearly $1 billion non-cash, after-tax increase in shareholders’ equity did not impact earnings. Based on expected long-term returns available in the capital markets and lower long-term interest rates, the 2004 pension plan assumptions have been changed from the 2003 assumptions. The 2004

Northrop Grumman Reports

Fourth Quarter 2003 Results

assumptions include an expected long-term rate of return on plan assets of 8.75 percent and a discount rate of 6.25 percent compared with the 2003 assumptions of 9 percent and 6.5 percent, respectively.

Guidance for 2004

Consistent with previous guidance, the company expects 2004 sales of approximately $28 billion. Earnings per share from continuing operations are expected to range between $5.60 and $5.90, which includes estimated pension expense of $330 million. CAS pension expense is expected to be $305 million. Cash provided by operations for 2004 is expected to total approximately $1.5 billion.

Segment Results

ELECTRONIC SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
Sales	$1,667	$1,524	$6,039	$5,326
Operating Margin	159	163	590	434
% Operating margin to sales	9.5%	10.7%	9.8%	8.1%

Electronic Systems fourth quarter 2003 sales increased 9 percent from the fourth quarter of 2002, reflecting increased volume in the C4ISR&N, Defensive Electronic Systems, Navigation Systems, Space Systems and Other business areas. Fourth quarter 2003 operating margin decreased 2 percent from the fourth quarter of 2002 and includes a $40 million pre-tax charge for increased projected costs for the F-16 Block 60 combat avionics program, primarily in the program’s “Falcon Edge” electronic warfare suite, which was largely offset by improved operating performance across all business areas and several contract closeouts.

Sales increased 13 percent in 2003 compared to 2002, reflecting increased volume across all segment business areas. Operating profit increased 36 percent in 2003 compared to 2002, due to higher sales and improved operating performance in Defensive Electronics Systems and Navigation Systems. Operating margin in 2002 included a $65 million pre-tax charge for the F-16 Block 60 program.

Northrop Grumman Reports

Fourth Quarter 2003 Results

SHIPS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
Sales	$1,552	$1,377	$5,498	$4,712
Operating Margin	114	104	295	306
% Operating margin to sales	7.3%	7.6%	5.4%	6.5%

Ships 2003 fourth quarter sales, which include the financial results of the Newport News and Ship Systems sectors, increased 13 percent compared to the 2002 fourth quarter, due to increased revenue in the Surface Combatants and Amphibious & Auxiliary business areas, partially offset by lower Aircraft Carriers revenue due to the delivery of the USS Ronald Reagan earlier in the year. Operating margin for the 2003 fourth quarter increased 10 percent compared to the 2002 fourth quarter, reflecting the higher sales volume.

Sales for 2003 increased 17 percent compared to 2002, primarily due to higher sales in Surface Combatants and Amphibious & Auxiliary business areas. Operating margin for 2003 fell 4 percent compared to 2002, primarily due to a $68 million pre-tax charge for the commercial Polar Tanker program. Operating margin in 2002 included an $87 million pre-tax charge for the Polar Tanker program, partially offset by a $69 million favorable pre-tax adjustment related to the cancelled commercial cruise ship program.

INFORMATION TECHNOLOGY

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
Sales	$1,309	$1,178	$4,754	$4,250
Operating Margin	78	67	281	250
% Operating margin to sales	6.0%	5.7%	5.9%	5.9%

Information Technology fourth quarter 2003 sales increased 11 percent, and fourth quarter 2003 operating margin increased 16 percent, as compared to the fourth quarter of 2002. Higher fourth quarter 2003 sales and operating margin reflect strong growth in the Government Information Technology business area.

Northrop Grumman Reports

Fourth Quarter 2003 Results

Sales for 2003 increased 12 percent compared to 2002, primarily due to higher sales in the Government Information Technology business area. Operating margin rose 12 percent in 2003 compared to 2002, reflecting higher sales volumes. Operating margin for 2002 included a $20 million favorable pre-tax adjustment resulting from the restructuring of a Technology Services contract and a $16 million pre-tax charge recorded for a contract relating to Oracle’s Enterprise Licensing Agreement with the State of California.

MISSION SYSTEMS

	($ in millions)
	FOURTH QUARTER	TOTAL YEAR
	2003	2003
Sales	$1,082	$4,115
Operating Margin	62	258
% Operating margin to sales	5.7%	6.3%

Mission Systems sales and operating margin for the fourth quarter of 2003 were $1.1 billion and $62 million, respectively, led by its Command, Control & Intelligence and Missile Systems business areas.

INTEGRATED SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
Sales	$1,022	$830	$3,800	$3,273
Operating Margin	78	54	380	331
% Operating margin to sales	7.6%	6.5%	10.0%	10.1%

Integrated Systems sales for the fourth quarter of 2003 increased 23 percent over 2002, primarily due to increased Air Combat Systems sales. Operating margin for the fourth quarter increased 44 percent from the fourth quarter of 2002, reflecting higher Air Combat Systems sales, improved performance and favorable contract close-outs.

Sales for 2003 rose 16 percent compared to 2002, primarily due to higher sales in the Air Combat Systems business area. Operating margin in 2003 increased 15 percent compared to 2002.

Northrop Grumman Reports

Fourth Quarter 2003 Results

SPACE TECHNOLOGY

	($ in millions)
	FOURTH QUARTER	TOTAL YEAR
	2003	2003
Sales	$700	$2,823
Operating Margin	53	193
% Operating margin to sales	7.6%	6.8%

Space Technology sales and operating margin for the fourth quarter of 2003 were $700 million and $53 million, respectively, led by its Intelligence, Surveillance & Reconnaissance business area.

Cash and Debt Measurements

Northrop Grumman’s total debt declined to $5.9 billion at December 31, 2003 from $9.6 billion at December 31, 2002, primarily due to the successful execution of the company’s plan to reduce debt assumed in the TRW transaction. Interest expense for the fourth quarter of 2003 increased to $116 million from $102 million for the 2002 fourth quarter, in part due to the adoption of SFAS 150 – Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which required $6 million of dividends payable on mandatorily redeemable preferred stock for the quarter to be classified as interest expense. The ratio of net debt to total capital at December 31, 2003, declined to 26 percent from 34 percent at the end of 2002. The company’s cash provided by operations for the 2003 fourth quarter totaled $773 million. During 2003, the company repurchased 2.2 million shares of its common stock at an average price of approximately $89.50 per share.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company, headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company has approximately 120,000 employees and operates in all 50

Northrop Grumman Reports

Fourth Quarter 2003 Results

states and 25 countries and serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts, legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology; naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 10 a.m. EST on February 4, 2004. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions(1)	$10,398	$9,395	$27,019	$22,858
Total sales	7,094	4,830	26,206	17,206
Total operating margin	388	411	1,538	1,391
Income from continuing operations before cumulative effect of accounting change	203	226	808	697
Net income	224	224	866	64
Diluted earnings per share from continuing operations before cumulative effect of accounting change	1.11	1.73	4.32	5.72
Diluted earnings per share	1.22	1.72	4.64	.34
Net cash provided by operating activities	773	757	798	1,689

	DECEMBER 31, 2003	DECEMBER 31, 2002(4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$342	$1,412
Accounts receivable	3,198	2,949
Inventoried costs	1,147	1,091
Property, plant and equipment, net	4,036	3,605
Total debt	5,881	9,623
Net debt(2)	5,539	8,211
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	15,785	14,322
Total assets	32,977	42,326
Net debt to capitalization ratio(3)	26%	34%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2003	2002(1)	2003	2002(1)
Sales
Electronic Systems	$1,667	$1,524	$6,039	$5,326
Ships	1,552	1,377	5,498	4,712
Information Technology	1,309	1,178	4,754	4,250
Mission Systems	1,082	—	4,115	—
Integrated Systems	1,022	830	3,800	3,273
Space Technology	700	—	2,823	—
Intersegment Eliminations	(238)	(79)	(823)	(355)

	$7,094	$4,830	$26,206	$17,206

Operating margin
Electronic Systems	$159	$163	$590	$434
Ships	114	104	295	306
Information Technology	78	67	281	250
Mission Systems	62	—	258	—
Integrated Systems	78	54	380	331
Space Technology	53	—	193	—

Total segment operating margin	544	388	1,997	1,321
Reconciliation to operating margin(2)
Unallocated expenses	(72)	(22)	(141)	(105)
Pension (expense) income	(145)	22	(568)	90
Reversal of CAS pension expense included above	64	26	265	100
Reversal of royalty income included above	(3)	(3)	(15)	(15)

Operating margin	388	411	1,538	1,391
Interest income	15	5	60	11
Interest expense	(116)	(102)	(497)	(422)
Other, net	7	20	30	29

Income from continuing operations before income taxes and cumulative effect of accounting change	294	334	1,131	1,009
Federal and foreign income taxes	91	108	323	312

Income from continuing operations before cumulative effect of accounting change	203	226	808	697
Income (loss) from discontinued operations, net of tax	(1)	(4)	35	(181)
Gain (loss) from disposal of discontinued operations, net of tax	22	2	23	(20)

Income before cumulative effect of accounting change	224	224	866	496
Cumulative effect of accounting change	—	—	—	(432)

Net income	$224	$224	$866	$64

Diluted earnings per share
From continuing operations before cumulative effect of accounting change	$1.11	$1.73	$4.32	$5.72
Income (loss) from discontinued operations, net of tax	(.01)	(.03)	.19	(1.54)
Gain (loss) on disposal of discontinued operations, net of tax	.12	.02	.13	(.17)

Before cumulative effect of accounting change	1.22	1.72	4.64	4.01
Cumulative effect of accounting change	—	—	—	(3.67)

Diluted earnings per share	$1.22	$1.72	$4.64	$.34

(1)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

(2)	Pension expense is included in determining the segments’ operating margin to the extent that the cost is currently recognized under government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with Generally Accepted Accounting Principles (GAAP) is reported separately as a reconciling item under the caption “Pension (expense) income.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED ORDER BACKLOG(2)
	FOURTH QUARTER		TOTAL YEAR		DECEMBER 31,
	2003	2002(4)	2003	2002(4)	2003	2002(4)
Electronic Systems	$1,929	$1,484	$6,018	$5,930	$6,468	$6,489
Ships	2,580	1,495	4,930	5,301	9,793	10,361
Information Technology	1,757	1,292	5,322	4,398	2,163	1,595
Mission Systems	1,554	2,748	4,509	2,748	3,142	2,748
Integrated Systems	1,458	1,114	4,279	3,488	4,217	3,738
Space Technology	1,349	1,308	3,073	1,308	1,558	1,308
Intersegment Eliminations	(229)	(46)	(1,112)	(315)	(475)	(186)

Total Segments	$10,398	$9,395	$27,019	$22,858	$26,866	$26,053

	TOTAL BACKLOG, DECEMBER 31, 2003
	FUNDED	UNFUNDED(3)	TOTAL BACKLOG
Electronic Systems	$6,468	$2,314	$8,782
Ships	9,793	5,622	15,415
Information Technology	2,163	3,126	5,289
Mission Systems	3,142	6,884	10,026
Integrated Systems	4,217	5,408	9,625
Space Technology	1,558	7,934	9,492
Intersegment Eliminations	(475)	—	(475)

Total Segments	$26,866	$31,288	$58,154

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.

(4)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

	FOURTH QUARTER		TOTAL YEAR
	2003	2002	2003	2002
Electronic Systems	$21	$21	$85	$85
Ships	10	11	41	44
Information Technology	5	5	20	20
Mission Systems	7	—	32	—
Integrated Systems	4	4	15	15
Space Technology	9	—	34	—

	$56	$41	$227	$164

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2003	2002(1)	2003	2002(1)
Electronic Systems
Aerospace Electronic Systems	$421	$452	$1,731	$1,523
C4ISR&N	393	372	1,297	1,214
Defensive Electronic Systems	276	217	919	780
Navigation Systems	218	184	756	668
Space Systems	138	113	514	437
Other	221	186	822	704

	1,667	1,524	6,039	5,326

Ships
Aircraft Carriers	462	588	1,922	2,076
Surface Combatants	497	279	1,594	875
Amphibious & Auxiliary	330	260	1,069	845
Submarines	178	166	627	581
Commercial & International	31	55	123	224
Services & Other	54	29	163	194
Intrasegment Eliminations	—	—	—	(83)

	1,552	1,377	5,498	4,712

Information Technology
Government Information Technology	822	729	3,048	2,710
Enterprise Information Technology	270	250	857	750
Technology Services	176	171	693	657
Commercial Information Technology	70	56	270	216
Intrasegment Eliminations	(29)	(28)	(114)	(83)

	1,309	1,178	4,754	4,250

Mission Systems
Command, Control & Intelligence	411		1,561
Missile Systems	297		1,082
Federal & Civil Information Systems	192		798
Technical Services	179		700
Intrasegment Eliminations	3		(26)

	1,082		4,115

Integrated Systems
Air Combat Systems	667	493	2,421	1,915
Airborne Early Warning/Electronic Warfare	212	204	841	759
Airborne Ground Surveillance/Battle Management	144	134	541	600
Intrasegment Eliminations	(1)	(1)	(3)	(1)

	1,022	830	3,800	3,273

Space Technology
Intelligence, Surveillance, & Reconnaissance	212		838
Civil Space	130		520
Satellite Communications	109		467
Missile Defense	106		393
Radio Systems	81		367
Technology	62		238

	700		2,823

Intersegment Eliminations	(238)	(79)	(823)	(355)

Total Sales	$7,094	$4,830	$26,206	$17,206

(1)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

SEGMENT OPERATING RESULTS—BEFORE AND AFTER REALIGNMENT(2)

($ in millions)

(unaudited)

AS REPORTED—Before Realignment	2003
	Three Months Ended				Total
	Mar 31	Jun 30	Sep 30	Dec 31	Year
Net sales
Electronic Systems	$1,338	$1,512	$1,522	$1,667	$6,039
Ships	1,201	1,379	1,366	1,552	5,498
Information Technology	1,092	1,155	1,198	1,309	4,754
Mission Systems	929	1,083	1,021	1,082	4,115
Integrated Systems	816	988	974	1,022	3,800
Space Technology	648	733	742	700	2,823
Intersegment Eliminations	(158)	(223)	(204)	(238)	(823)

Total net sales	$5,866	$6,627	$6,619	$7,094	$26,206

Segment operating margin
Electronic Systems	$121	$148	$162	$159	$590
Ships	75	23	83	114	295
Information Technology	62	67	74	78	281
Mission Systems	56	74	66	62	258
Integrated Systems	87	123	92	78	380
Space Technology	32	55	53	53	193
Intersegment Eliminations	—	—	—	—	—

Total segment operating margin(1)	$433	$490	$530	$544	$1,997

PRO-FORMA—After Realignment(2)	2003
	Three Months Ended				Total
	Mar 31	Jun 30	Sep 30	Dec 31	Year
Net Sales
Electronic Systems	$1,338	$1,512	$1,522	$1,667	$6,039
Ships	1,201	1,379	1,366	1,552	5,498
Information Technology	1,091	1,123	1,164	1,273	4,651
Mission Systems	923	1,100	1,045	1,104	4,172
Integrated Systems	825	1,004	984	1,034	3,847
Space Technology	648	733	742	700	2,823
Intersegment Eliminations	(160)	(224)	(204)	(236)	(824)

Total net sales	$5,866	$6,627	$6,619	$7,094	$26,206

Segment Operating Margin
Electronic Systems	$121	$148	$162	$159	$590
Ships	75	23	83	114	295
Information Technology	61	62	72	74	269
Mission Systems	56	78	67	65	266
Integrated Systems	88	124	93	79	384
Space Technology	32	55	53	53	193
Intersegment Eliminations	—	—	—	—	—

Total segment operating margin(1)	$433	$490	$530	$544	$1,997

(1)	Non-GAAP measure; see Schedule 2 for reconciliation to operating margin.

(2)	Pro-forma segment operating results reflecting realignment of certain businesses between Information Technology, Mission Systems and Integrated Systems, effective January 1, 2004.